UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 8, 2022

GREENLANE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-38875 (Commission File Number)	83-0806637 (IRS Employer Identification No.)

1095 Broken Sound Parkway, Suite 300 Boca Raton, FL (Address of principal executive offices)	33487 (Zip Code)
Registrant’s telephone number, including area code: (877) 292-7660
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	GNLN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Dallas Imbimbo from the Board of Directors

On April 8, 2022, Dallas Imbimbo informed the board of directors (the “Board”) of Greenlane Holdings, Inc. (the “Company”) of his resignation as a member of the Board, effective upon the Board’s appointment of a new director. Mr. Imbimbo’s resignation was due to his desire to devote more time to his other business interests and was not the result of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Imbimbo also served as chair of the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board. As described below, the Board has appointed Renah Persofsky to fill the vacancy created by Mr. Imbimbo’s resignation.

Appointment of Renah Persofsky to the Board of Directors

On April 11, 2022, the Board appointed Renah Persofsky as a member of the Board, effective immediately, to fill the vacancy created by Mr. Imbimbo’s resignation. Ms. Persofsky will serve as a member of the Nominating Committee, and will assume the role of chair of the Nominating Committee.

Ms. Persofsky has served as the Chief Executive Officer of Strajectory Corp. since 2010 and was an Executive Consultant of Canadian Imperial Bank of Commerce from 2011 to 2021. Since October 2017, Ms. Persofsky has served as the Vice Chairwoman and Lead Director of Tilray Inc. (Nasdaq: TLRY) (previously Aphria Inc.), and has served as the Executive Chairwoman of Green Gruff Inc. since July 2019. Ms. Persofsky is also currently a Board Member of K.B. Recycling Ltd., (Alkemy) and Hydrofarm Holdings Group (Nasdaq: HYFM). Ms. Persofsky has also previously served as an Executive Consultant to many iconic brands including Tim Hortons, Canadian Tire, Canada Post and Interac, and was an Executive Officer of the Bank of Montreal. She previously co-chaired the Canadian Minister’s Advisory Committee on Electronic Commerce, as well as served as a Special Advisor to the Minister of Foreign Affairs and Trade.

Ms. Persofsky’s compensation as a director will be consistent with the compensation policies applicable to the Company’s other non-employee directors. The Company has entered into an indemnification agreement with Ms. Persofsky in connection with her appointment to the Board, which is in substantially the same form as that entered into with the executive officers and other directors of the Company. Neither Ms. Persofsky nor any member of her immediate family has or had a direct or indirect interest in any transaction in which the Company or any of its subsidiaries is or was a participant that would be required to be disclosed under Item 404(a) of Regulation S-K.

Appointment of Darshan Dahya as Chief Accounting Officer

On April 11, 2022, the Board appointed Darshan Dahya as the Company’s Chief Accounting Officer, effective April 18, 2022.

Mr. Dahya has served as the Senior Vice President of Accounting of MedMen Enterprises Inc., (“MedMen”) (CSE: MMEN) (OTCQX: MMNFF) since August 2018. Prior to joining MedMen, Mr. Dahya served as the Corporate Controller of MusclePharm Corporation (OTCQX: MSLP) from January 2018 to August 2018, and held a variety of roles with BDO USA, LLP, BDO Canada and BDO Wellington (New Zealand), having served as a Senior Manager from January 2014 through May 2017, as a Manager from September 2011 through November 2013 and as an Assistant Audit Manager from January 2007 through March 2011. Mr. Dahya is a Chartered Accountant with a Bachelors of Commerce and Administration (B.C.A.) in Accounting and Commercial Law and a Graduate Diploma in Professional Accounting from Victoria University of Wellington.

Neither Mr. Dahya nor any member of his immediate family has or had a direct or indirect interest in any transaction in which the Company or any of its subsidiaries is or was a participant that would be required to be disclosed under Item 404(a) of Regulation S-K. The Company has entered into an indemnification agreement with

Mr. Dahya in connection with his appointment as Chief Accounting Officer, which is in substantially the same form as that entered into with the other executive officers and directors of the Company.

Item 7.01.    Regulation FD Disclosure.

On April 13, 2022, the Company issued a press release announcing the resignation of Mr. Imbimbo as a member of the Board, the appointment of Ms. Persofsky to the Board and the appointment of Mr. Dahya as the Company’s Chief Accounting Officer. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished herewith pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01.     Financial Statements and Exhibits.

Exhibit No.	Description

99.1*	Press release of Greenlane Holdings, Inc., dated April 13, 2022.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

_______________

*	Furnished herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENLANE HOLDINGS, INC.

Dated: April 13, 2022	By:	/s/ William Mote
William Mote
Chief Financial Officer